Daktronics, Inc. Announces Fourth Quarter and Fiscal 2017 Results

Brookings, S.D. – May 31, 2017 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2017 fourth quarter net sales of $143.7 million, operating income of $1.7 million, and net income of $0.9 million, or $0.02 per diluted share, compared to net sales of $138.5 million, operating loss of $3.7 million, and a net loss of $2.9 million, or $0.07 per diluted share, for the fourth quarter of fiscal 2016.  Fiscal 2017 fourth quarter orders were $178.1 million compared to $143.2 million for the fourth quarter of fiscal 2016. Backlog at the end of the fiscal 2017 fourth quarter was $203 million, compared to a backlog of $181 million a year earlier and $170 million at the end of the third quarter of fiscal 2017.

Net sales, operating income, net income, and earnings per share for the fiscal year ended April 29, 2017, were $586.5 million, $15.4 million, $10.3 million and $0.23 per diluted share, respectively. This compares to $570.2 million, $2.5 million, $2.1 million and $0.05 per diluted share, respectively, for fiscal 2016. Fiscal 2017 orders were $613.5 million compared to $560.8 million for fiscal 2016.

Cash flow provided by operating activities for the fiscal year ended April 29, 2017 was $39.6 million, compared to $13.6 million in fiscal 2016. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $31.1 million for fiscal 2017, as compared to a negative free cash flow of $3.3 million for fiscal 2016. Net investment in property and equipment was $8.5 million for fiscal 2017, as compared to $16.9 million for fiscal 2016. We repurchased approximately 0.3 million shares of common stock at an average price of $6.42 per share for a total use of cash of $1.8 million during fiscal 2017. Cash, restricted cash, and marketable securities at the end of the fourth quarter of fiscal 2017 were $65.6 million, which compares to $53.2 million at the end of the fourth quarter of fiscal 2016.

Fourth Quarter Fiscal 2017 Consolidated Financial Results
Orders for the fourth quarter of fiscal 2017 increased by 24.4 percent as compared to the fourth quarter of fiscal 2016. Orders increased in the Live Events, High School Park and Recreation, and Transportation business units, decreased in the Commercial business unit, and remained relatively flat in the International business unit. The timing of orders for large projects varies according to the needs of the customer, which was the primary cause of the increase in order volume quarter over quarter.

Net sales for the fourth quarter of fiscal 2017 increased by 3.8 percent as compared to the fourth quarter of fiscal 2016. Net sales increased in the Live Events and International business units, decreased in the High School Park and Recreation business, and remained relatively flat in the Commercial and Transportation business units quarter over quarter. Live Events net sales increased as a result of work completed on National Hockey League and other minor league stadiums. International net sales increased due to increased sales of sports and spectacular projects. High School Park and Recreation net sales decreased due to order timing.

Operating income as a percentage of sales increased to 1.2 percent for the fourth quarter of fiscal 2017 as compared to an operating loss as a percentage of sales of 2.6 percent for the fourth quarter of fiscal 2016.

Fiscal 2017 Consolidated Financial Results
Orders increased in fiscal 2017 by $52.7 million as compared to fiscal 2016. Orders increased in all business units fiscal year over fiscal year. International orders increase was primarily due to improved global market conditions impacting orders in our sports and spectacular projects and Out-of-Home application business. Commercial orders increased due to the addition of ADFLOW in our on-premise niche related to in-store media solutions and increases due to the timing of large custom projects in our spectacular niche. High School Park and Recreation orders increase was primarily due to overall strong market demand, led by video in sporting applications. Transportation orders increase was primarily due to the variability caused by large order timing and increased state procurement project activity. During fiscal 2017, we had an award of a multimillion-dollar project for an active traffic management system with no same sized projects the prior year. Live Events orders remained strong.

Net sales for fiscal 2017 increased 2.9 percent as compared to fiscal 2016. Net sales increased in the Live Events and High School Park and Recreation business units, decreased in the International business units, and remained relatively flat in the Commercial and Transportation business units. Live Events net sales increase was primarily the result of work completed on stadium projects mainly in the National Football League. High School Park and Recreation net sales increase was primarily due to increased video project sizes with larger average order size. International net sales decrease was due to the timing of converting orders to sales.

Annual operating income as a percentage of sales increased to 2.6 percent for fiscal 2017 as compared to 0.4 percent for fiscal 2016. The operating income percentage increase is primarily attributable to lower warranty costs and improved project gross margins.

Reece Kurtenbach, chairman, president and chief executive officer, stated, "Fiscal 2017 was a positive year for Daktronics. We realized an increase in order volume, sales, and profit. Our financial improvement is attributable to a number of factors. The global economic conditions improved over the year prompting more projects to move forward, which we benefited from as our solutions provide value to a broad customer base. We were successful in winning a number of projects for high-profile locations, for larger sized sports video projects, and standardized solutions for businesses and schools. During the year, we increased sales by integrating ADFLOW solutions into our portfolio. ADFLOW is the company we acquired late in fiscal 2016.

During fiscal 2017, we invested in developing additional value-based solutions for the market from improvements in our control systems, indoor and outdoor video product line selections, and service delivery options. Our manufacturing operations continued to increase productivity through automation and other process improvements. We continued to focus on quality and reliability of our product. Our warranty expense as a percentage of sales was 2.5 percent for fiscal 2017 compared to 4.1 percent for fiscal 2016."

Outlook
Kurtenbach continued, "As we enter into fiscal 2018, we see the video display business continuing to expand due to market adoption of video in various applications, and expansion of the market due to lowered price points as compared to past years. While competition remains strong across our markets, we expect continued success in growing our business over the long-term. To deliver value to our customers and serve the markets expectations, we plan to continue to increase the level of investments in new or enhanced customer solutions during fiscal 2018. This will improve our overall product line-up creating opportunities to capture a broader customer base."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2016 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Net sales	$143,682	$138,463	$586,539	$570,168
Cost of goods sold	109,958	110,488	446,124	449,149
Gross profit	33,724	27,975	140,415	121,019

Operating expenses:
Selling expense	15,859	15,938	61,687	58,812
General and administrative	8,219	8,608	34,226	32,801
Product design and development	7,939	7,085	29,081	26,911
	32,017	31,631	124,994	118,524
Operating income (loss)	1,707	(3,656)	15,421	2,495

Nonoperating income (expense):
Interest income	192	194	751	987
Interest expense	(56)	(26)	(230)	(228)
Other (expense) income, net	(104)	539	(354)	(128)

Income (loss) before income taxes	1,739	(2,949)	15,588	3,126
Income tax expense (benefit)	830	(19)	5,246	1,065
Net income (loss)	$909	$(2,930)	$10,342	$2,061

Weighted average shares outstanding:
Basic	44,184	44,094	44,114	43,990
Diluted	44,360	44,094	44,303	44,456

Earnings per share:
Basic	$0.02	$(0.07)	$0.23	$0.05
Diluted	$0.02	$(0.07)	$0.23	$0.05

Cash dividends declared per share	$0.07	$0.10	$0.31	$0.40

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands) (unaudited)

	April 29, 2017	April 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,623	$28,328
Restricted cash	216	198
Marketable securities	32,713	24,672
Accounts receivable, net	78,846	77,554
Inventories, net	66,486	69,827
Costs and estimated earnings in excess of billings	36,403	30,200
Current maturities of long-term receivables	2,274	3,172
Prepaid expenses and other assets	7,553	6,468
Income tax receivables	611	4,812
Total current assets	257,725	245,231

Long-term receivables, less current maturities	2,616	3,866
Goodwill	7,812	8,116
Intangibles, net	4,705	7,721
Investment in affiliates and other assets	4,534	2,414
Deferred income taxes	11,292	9,437
Total other assets	30,959	31,554
PROPERTY AND EQUIPMENT:
Land	2,099	2,155
Buildings	65,935	65,247
Machinery and equipment	84,189	82,973
Office furniture and equipment	5,604	14,746
Computer software and hardware	51,523	48,917
Equipment held for rental	374	374
Demonstration equipment	7,109	8,026
Transportation equipment	7,108	6,596
	223,941	229,034
Less accumulated depreciation	157,192	155,871
Total property and equipment	66,749	73,163
TOTAL ASSETS	$355,433	$349,948

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands) (unaudited)

	April 29, 2017	April 30, 2016
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	51,499	43,441
Accrued expenses	25,033	23,532
Warranty obligations	13,578	16,564
Billings in excess of costs and estimated earnings	10,897	10,361
Customer deposits (billed or collected)	14,498	16,012
Deferred revenue (billed or collected)	12,137	10,712
Current portion of other long-term obligations	1,409	585
Income taxes payable	1,544	310
Total current liabilities	130,595	121,517

Long-term warranty obligations	14,321	13,932
Long-term deferred revenue (billed or collected)	5,434	5,603
Other long-term obligations, less current maturities	2,848	4,059
Long-term income tax payable	3,113	3,016
Deferred income taxes	836	754
Total long-term liabilities	26,552	27,364
TOTAL LIABILITIES	157,147	148,881

SHAREHOLDERS' EQUITY:
Common stock	52,530	51,347
Additional paid-in capital	38,004	35,351
Retained earnings	113,967	117,276
Treasury stock, at cost	(1,834)	(9)
Accumulated other comprehensive loss	(4,381)	(2,898)
TOTAL SHAREHOLDERS' EQUITY	198,286	201,067
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$355,433	$349,948

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	April 29, 2017	April 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,342	$2,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,562	16,943
Impairment of intangible assets	830	—
Loss (gain) on sale of property, equipment and other assets	36	(71)
Share-based compensation	2,914	2,958
Gain on sale of equity investee	—	(119)
Provision for doubtful accounts	1,426	481
Deferred income taxes, net	(2,043)	911
Change in operating assets and liabilities	7,506	(9,583)
Net cash provided by operating activities	39,573	13,581

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,686)	(17,056)
Proceeds from sales of property, equipment and other assets	199	152
Purchases of marketable securities	(24,159)	(21,286)
Proceeds from sales or maturities of marketable securities	15,928	21,862
Proceeds from sale of equity method investment	—	377
Acquisitions, net of cash acquired	(1,646)	(7,867)
Net cash used in investing activities	(18,364)	(23,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(8)	(38)
Principal payments on long-term obligations	(921)	(467)
Dividends paid	(13,651)	(17,556)
Proceeds from exercise of stock options	343	610
Payments for common shares repurchased	(1,825)	—
Tax payments related to RSU issuances	(261)	(303)
Net cash used in financing activities	(16,323)	(17,754)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(591)	(965)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,295	(28,956)

CASH AND CASH EQUIVALENTS:
Beginning of period	28,328	57,284
End of period	$32,623	$28,328

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	April 29, 2017	April 30, 2016	Dollar Change	Percent Change	April 29, 2017	April 30, 2016	Dollar Change	Percent Change
Net sales:
Commercial	$35,731	$35,600	$131	0.4%	$148,073	$148,261	$(188)	(0.1)%
Live Events	56,950	55,402	1,548	2.8%	213,982	205,151	8,831	4.3%
High School Park and Recreation	13,821	15,883	(2,062)	(13.0)%	82,798	70,035	12,763	18.2%
Transportation	12,909	13,490	(581)	(4.3)%	52,426	52,249	177	0.3%
International	24,271	18,088	6,183	34.2%	89,260	94,472	(5,212)	(5.5)%
	$143,682	$138,463	$5,219	3.8%	$586,539	$570,168	$16,371	2.9%
Orders:
Commercial	$37,236	$40,742	$(3,506)	(8.6)%	$151,562	$135,824	$15,738	11.6%
Live Events	87,445	52,295	35,150	67.2%	222,965	220,377	2,588	1.2%
High School Park and Recreation	22,550	20,925	1,625	7.8%	83,605	76,485	7,120	9.3%
Transportation	16,348	14,099	2,249	16.0%	62,638	56,834	5,804	10.2%
International	14,570	15,161	(591)	(3.9)%	92,734	71,266	21,468	30.1%
	$178,149	$143,222	$34,927	24.4%	$613,504	$560,786	$52,718	9.4%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Twelve Months Ended
	April 29, 2017	April 30, 2016
Net cash provided by operating activities	$39,573	$13,581
Purchases of property and equipment	(8,686)	(17,056)
Proceeds from sales of property, equipment and other assets	199	152
Free cash flow	$31,086	$(3,323)

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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